Exhibit 99.1

Multi-Color Corporation Announces EPS at $0.96 and Core EPS at $0.99 for September Quarter

CINCINNATI, OHIO, November 9, 2016 – Multi-Color Corporation (NASDAQ: LABL) announces: second quarter earnings per diluted share of $0.96 and core earnings per share of $0.99 per diluted share for the fiscal quarter ended September 30, 2016.

“The first half core EPS growth of $0.09 or 5% year on year is in line with stated expectations and the second half comparisons are still expected to be easier,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

First Half Highlights:

•	First half fiscal organic growth at 2%, or 4%, excluding exited beer label business.

•	Core gross margin maintained at 22%.

•	SG&A within target range and averaging 9% year to date.

Second Half Developments

•	Organic growth for the year still forecasted to be in the 3-5% range, excluding exited beer label business.

•	Gross margin improvement year over year expected to be higher in the second half of fiscal 2017.

•	Acquisition revenues for fiscal 2018 expected to be significantly higher than fiscal 2017.

Second Quarter Highlights:

•	Net revenues increased 6% to $232.1 million compared to $219.8 million in the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2016 accounted for a 5% increase in revenues and organic revenues increased 2%. Foreign exchange rates, primarily driven by depreciation of the British pound, led to a 1% decrease in revenues quarter over quarter.

•	Gross profit increased 6% or $2.8 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2016 contributed $2.6 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.1 million. Organic gross profit increased $0.3 or 1% compared to the prior year quarter. Core gross profit, a non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 6% or $3.0 million compared to the prior year quarter. Core gross margins were 21.6% of sales revenues for the current year quarter compared to 21.4% in the prior year quarter.

•	Selling, general and administrative (SG&A) expenses increased 7% or $1.3 million compared to the prior year quarter. Core SG&A, a non-GAAP financial measure, increased 9% or $1.6 million compared to the prior year quarter, including $1.4 million related to acquisitions occurring after the beginning of the second quarter of fiscal 2016, partially offset by a decrease of $0.1 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to compensation expenses. Core SG&A, as a percentage of sales was 8.4% in the current year quarter compared to 8.1% in the prior year quarter. Non-core items relate to acquisition and integration expenses in both quarters and were $0.3 million in the current year quarter compared to $0.6 million in the prior year quarter.

•	Facility closure expenses were $0.1 million in the current year quarter compared to $0.5 million in the prior year quarter. The current quarter expenses primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location; expenses in the prior year quarter related to consolidation of manufacturing facilities in Greensboro, North Carolina into existing facilities.

•	Operating income increased 7% or $1.9 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2016 contributed $1.2 million to operating income. Core operating income, a non-GAAP financial measure, increased 5% or $1.3 million to $30.6 million compared to $29.3 million in the prior year quarter. Non-core items in the current quarter relate to inventory purchase accounting charges of $0.1 million, acquisition and integration expenses of $0.3 million and facility closure expenses of $0.1 million.

•	Interest expense decreased $0.1 million or 1% compared to the prior year quarter. The Company had $492.3 million of debt at September 30, 2016 compared to $522.2 million at September 30, 2015.

•	The effective tax rate increased to 31% in the current year quarter from 24% in the prior year quarter primarily due to a non-core item relating to the release of a valuation allowance on a foreign deferred tax asset of $1.7 million in the prior year quarter. The effective tax rate on core net income, a non-GAAP financial measure, was 30% in the current year quarter compared to 31% in the prior year quarter primarily due to the geographical mix of worldwide earnings. The Company expects its annual core effective tax rate to be approximately 32% in fiscal 2017.

•	Net income attributable to Multi-Color decreased 1% to $16.3 million in current year quarter compared to $16.6 million in the prior year quarter. Core net income, a non-GAAP financial measure, increased 6% to $16.8 million from $15.8 million in the prior year quarter.

•	Diluted earnings per share (EPS) decreased 2% to $0.96 per diluted share from $0.98 in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 6% to $0.99 per diluted share in the current year quarter compared to $0.93 per diluted share in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	09/30/16	Diluted	09/30/15	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$16,343	$0.96	$16,570	$0.98
Acquisition and integration expenses, net of tax	268	0.02	583	0.03
Facility closure expenses, net of tax	64	*	297	0.02
Inventory purchase accounting charges, net of tax	107	0.01	—	—
Release of non-realizable foreign deferred accounts	—	—	(1,691)	(0.10)

Core net income and diluted EPS, (Non-GAAP)	$16,782	$0.99	$15,759	$0.93

*	Diluted EPS is less than $0.01

Year-to-date Highlights:

•	Net revenues increased 7% to $468.6 million compared to $437.7 million in the six months ended September 30, 2015. Acquisitions occurring after the beginning of fiscal 2016 accounted for a 7% increase in revenues and organic revenues increased 2%. Foreign exchange rates, primarily driven by depreciation of the British pound and the Mexican peso, led to a 2% decrease in revenues compared to the six months ended September 30, 2015.

•	Gross profit increased 9% or $8.1 million compared to the six months ended September 30, 2015. Acquisitions occurring after the beginning of fiscal 2016 contributed $7.1 million to gross profit, partially offset by the effect of unfavorable foreign exchange rates of $0.7 million. Organic gross profit increased 2% or $1.7 million compared to the six months ended September 30, 2015. Core gross profit, a non-GAAP financial measure, excluding the impact of inventory purchase accounting charges, increased 9% or $8.1 million. Core gross margins were 21.8% of sales revenues for the six months ended September 30, 2016 compared to 21.5% for the six months ended September 30, 2015.

•	Selling, general and administrative (SG&A) expenses increased 9% or $3.5 million compared to the six months ended September 30, 2015. Core SG&A, a non-GAAP financial measure, increased 15% or $5.6 million compared to the prior year to date period, including $3.4 million related to acquisitions occurring after the beginning of fiscal 2016, partially offset by a decrease of $0.4 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to compensation expenses, including building internal compliance resources, and professional fees year over year. Professional fees include an incremental $0.9 million for audit and external compliance costs primarily related to fiscal 2016 year-end activities. Core SG&A increased as a percentage of sales to 9.0% from 8.3% in the prior year to date period. Non-core items related to acquisition and integration expenses in both periods were $0.4 million in the six months ended September 30, 2016 compared to $2.6 million in the prior year.

•	Facility closure expenses were $0.2 million in the six months ended September 30, 2016 compared to $0.7 million in the six months ended September 30, 2015. The current period expenses primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location and the prior period expenses primarily related to consolidation of manufacturing facilities in Greensboro, North Carolina into existing facilities.

•	Operating income increased 9% or $5.1 million compared to the six months ended September 30, 2015. Acquisitions occurring after the beginning of fiscal 2016 contributed $3.7 million to the increase. Core operating income, a non-GAAP financial measure, increased 4% or $2.5 million compared to the prior year to date period primarily due to acquisitions, partially offset by increased compliance and compensation costs. Operating income for the six months ended September 30, 2016 was impacted by unfavorable foreign exchange of $0.4 million. Non-core items in fiscal 2017 related to inventory purchase accounting charges of $0.1 million, acquisition and integration expenses of $0.4 million, and facility closure expenses of $0.2 million.

•	Interest expense was $13.0 million for the six month period ending September 30, 2016 and the six month period ending September 30, 2015.

•	The effective tax rate increased to 31% for the six months ended September 30, 2016 compared to 29% in the six months ended September 30, 2015 primarily due to a non-core item relating to the release of a valuation allowance on a foreign deferred tax asset of $1.7 million in the six months ended September 30, 2015. The effective tax rate on core net income, a non-GAAP financial measure, was 31% for the six months ended September 30, 2016 and September 30, 2015.

•	Net income attributable to Multi-Color increased 8% or $2.3 million in the six months ended September 30, 2016 compared to the prior year to date period. Core net income, a non-GAAP financial measure, increased 5% or $1.7 million compared to the prior year to date period.

•	Diluted earnings per share (EPS) increased 7% to $1.89 per diluted share from $1.76 per diluted share in the six months ended September 30, 2015. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 5% to $1.93 per diluted share from $1.84 in the six months ended September 30, 2015.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Six Months Ended
	09/30/16	Diluted	09/30/15	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$32,148	$1.89	$29,824	$1.76
Acquisition and integration expenses, net of tax	434	0.03	2,531	0.15
Facility closure expenses, net of tax	173	0.01	453	0.03
Inventory purchase accounting charges, net	107	0.01	65	*
Release of non-realizable foreign deferred accounts	—	—	(1,691)	(0.10)

Core net income and diluted EPS, (Non-GAAP)	$32,862	$1.93	$31,182	$1.84

Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on Wednesday, November 9, 2016 at 10:00 a.m. (ET) to discuss this news release. For domestic access to the conference call, please call 800-219-3192 (participant code 90763284) or for international access, please call +1 617-597-5412 (participant code 90763284) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. on Wednesday, November 9, 2016 through 11:59 p.m. (ET) on Wednesday, November 16, 2016 by calling 888-286-8010 (participant code 19694265) or internationally, by calling +1 617-801-6888(participant code 19694265). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PFYRXHWPP. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2016 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, China, Southeast Asia, Australia, New Zealand, and South Africa with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 5,050 associates across 47 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenues	$232,140	$219,784	$468,634	$437,704
Cost of revenues	182,187	172,653	366,588	343,738

Gross profit	49,953	47,131	102,046	93,966
Gross margin	21.5%	21.4%	21.8%	21.5%
Selling, general and administrative expenses	19,736	18,412	42,390	38,928
Facility closure expenses	57	472	214	725
Goodwill impairment	—	—	—	—

Operating income	30,160	28,247	59,442	54,313
Interest expense	6,521	6,618	12,977	13,008
Other (income) expense, net	(290)	(410)	(560)	(535)

Income before income taxes	23,929	22,039	47,025	41,840
Income tax expense	7,395	5,385	14,581	11,932

Net income	$16,534	$16,654	$32,444	$29,908

Less: Net income attributable to non-controlling interests	191	84	296	84

Net income attributable to Multi-Color Corporation	$16,343	$16,570	$32,148	$29,824

Basic shares outstanding	16,867	16,722	16,836	16,690
Diluted shares outstanding	17,008	16,942	16,988	16,928
Basic earnings per share	$0.97	$0.99	$1.91	$1.79
Diluted earnings per share	$0.96	$0.98	$1.89	$1.76

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	September 30, 2016	March 31, 2016
Current Assets	$247,526	$248,525
Total Assets	$1,067,485	$1,070,066
Current Liabilities	$120,400	$137,425
Total Liabilities	$701,531	$727,434
Stockholders’ Equity	$365,954	$342,632
Total Debt	$492,342	$506,279

Exhibit A

Non-GAAP Measurements

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with US GAAP. The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, and core effective tax rate.

These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition & integration expenses, and purchase accounting charges related to acquisitions. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and six months ended September 30, 2016 compared to the results of the prior year periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, expense, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three and six months ended September 30 2016 and 2015:

Core Gross Profit:

	Three Months Ended		Six Months Ended
	09/30/16	09/30/15	09/30/16	09/30/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$49,953	$47,131	$102,046	$93,966
Inventory purchase accounting charges	148	—	148	97

Core gross profit, (Non-GAAP)	$50,101	$47,131	$102,194	$94,063

Core gross profit, (Non-GAAP) as a % of net revenues	21.6%	21.4%	21.8%	21.5%

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	09/30/16	09/30/15	09/30/16	09/30/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$19,736	$18,412	$42,390	$38,928
Acquisition & integration expenses	(268)	(589)	(434)	(2,559)

Core SG&A expenses, (Non-GAAP)	$19,468	$17,823	$41,956	$36,369

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.4%	8.1%	9.0%	8.3%

Core Operating Income and Core EBITDA:

	Three Months Ended		Six Months Ended
	09/30/16	09/30/15	09/30/16	09/30/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$30,160	$28,247	$59,442	$54,313
Inventory purchase accounting charges	148	—	148	97
Acquisition & integration expenses	268	589	434	2,559
Facility closure expenses	57	472	214	725

Core operating income, (Non-GAAP)	$30,633	$29,308	$60,238	$57,694

Core operating income, as a % of net revenues, (Non-GAAP)	13.2%	13.3%	12.9%	13.2%
Depreciation	$8,201	$7,806	$16,617	$15,193
Amortization	3,917	3,499	7,377	6,402

Core EBITDA, (Non-GAAP)	$42,751	40,613	$84,232	$79,289

% of net revenues	18.4%	18.5%	18.0%	18.1%

Core Effective Tax Rate:

	Three Months Ended		Six Months Ended
	09/30/16	09/30/15	09/30/16	09/30/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$23,929	$22,039	$47,025	$41,840
Non-core items	473	1,062	796	3,381

Core income before income taxes, (Non-GAAP)	$24,402	$23,101	$47,821	$45,221

	Three Months Ended		Six Months Ended
	09/30/16	09/30/15	09/30/16	09/30/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$7,395	$5,385	$14,581	$11,932
Release of non-realizable foreign deferred accounts	—	1,691	—	1,691
All other non-core items	34	181	82	332

Core income tax expense, (Non-GAAP)	$7,429	$7,257	$14,663	$13,955

Effective tax rate	31%	24%	31%	29%
Core effective tax rate (Non-GAAP)	30%	31%	31%	31%